EXECUTION

Exhibit 10.21

March 6, 2018
BANCO SANTANDER, S.A.
Avenida Gran Vía de Hortaleza, 3
Edificio Pedreña
28033 Madrid
España
Re: Agreement for Bank Guarantee (the “Agreement”)
Ladies and Gentlemen,
In consideration of TERP Spanish HoldCo, S.L.’s (the “Applicant”) request that Banco Santander, S.A. (the “Aval Provider”) issue a bank guarantee, in the form attached hereto as Exhibit I (the “Bank Guarantee”), in accordance with the terms hereof, the parties hereto hereby undertake as follows:

1.	Object. Certain Definitions

1.1
Upon satisfaction of all conditions set forth in Section 7 (Conditions Precedent) below and: (i) the Stated Amount (as defined below) of the Bank Guarantee issued under this Agreement not exceeding the amount of €497,619,261 (the “Facility Amount”) and; (ii) no Default (as defined below) or Event of Default (as defined below) shall have occurred and be continuing, the Aval Provider will issue the Bank Guarantee pursuant to its commitment under this Agreement to guarantee the obligations of the Applicant in respect of the full payment of the cash consideration under the takeover bid announced by the Applicant for all of the outstanding shares of Saeta Yield, S.A. (“SAY” and the “Offer”) vis-à-vis the Comisión Nacional del Mercado de Valores (the “CNMV”) or the “Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal” (“Iberclear”), as the entity responsible for the Spanish clearing and settlement system, and for the benefit of the SAY shareholders accepting the Offer, all in accordance with Royal Decree 1066/2007, of 27 July, on the rules applicable to public takeover bids for securities (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores –“RD 1066/2007”). The Applicant will need to provide the CNMV with evidence of the existence of the Bank Guarantee when filing the request for authorization of the Offer or within not more than seven business days of such date.

1.2	As used herein, the following terms shall have the following meanings:
“Agreement” has the meaning assigned to it in the reference paragraph of this letter.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any related or similar laws, rules, regulations or guidelines, which in each case are issued, administered or enforced by the United States of America, the European Union and any of its member states or any Governmental Authority having jurisdiction over any member of the Group, or to which any member of the Group is subject.
“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over any member of the Group, or to which any member of the Group is subject.
“Applicable Rate” means the applicable rate per annum set forth below:

Period	Applicable Rate
For any quarterly period ending on or before August 31, 2018	0.60%
For any quarterly period ending after August 31, 2018 and on or before March 7, 2019	0.85%
For any quarterly period ending after March 7, 2019 and on or before March 7, 2020	1.35%
For any quarterly period ending after March 7, 2020	1.80%
“Applicant” has the meaning assigned to it in the introductory paragraph.
“Articles of Association” means the charter documents, articles of association, operating agreements and other organizational documents of any Person.
“Aval Provider” has the meaning assigned to it in the introductory paragraph.

“Backstop Agreements” means, collectively:

(a)
the Credit and Guaranty Agreement, dated as of October 17, 2017, among TPO, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of TPO, as guarantors, the lenders party thereto from time to time, and HSBC Bank USA, National Association, as administrative agent and collateral agent (the “Revolver”);

(b)
the Credit Agreement, dated as of October 16, 2017, by and among Parent, as borrower, and Brookfield Asset Management Inc., a corporation existing under the laws of the Province of Ontario, and Brookfield Finance Luxembourg S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, as Lenders (the “Sponsor Line”); and

(c)	the Support Agreement dated as of February 6, 2018 by and among Parent and Brookfield Asset Management Inc. (the “Support Agreement”).
“Bank Guarantee” has the meaning assigned to it in the introductory paragraph above.
“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.
“Base Rate” means the prime commercial lending rate (which is not necessarily the lowest rate charged by the Aval Provider on loans or other extensions of credit) published by the Aval Provider from time to time, changing as and when said prime rate shall change. Any change in the rate of interest provided for herein based on a change in the Aval Provider’s prime rate shall take effect on the date of the change in the Aval Provider’s prime rate.
“Business Day” means a day on which banks are open for business in New York and Madrid, Spain.
“Capital Lease Obligations” means with respect to any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS.

“Change of Control” means the consummation of any transaction or series of transactions as a result of which Parent shall cease to own and control:

(a)
directly or indirectly, 100% of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of TPO and NSF, excluding any incentive distribution rights in TPO (as in effect on the date hereof);

(b)
directly, or indirectly through TPO and NSF, 100% of the voting power of the membership interests and economic interests of the Applicant, excluding any incentive distribution rights in TPO (as in effect on the date hereof).

“CNMV” means the Comisión Nacional del Mercado de Valores.
“Credit Parties” means, collectively, Parent, TPO, NSF and Applicant.
“Default” means any of the events specified in Section 8 (Default), whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Dollars”, “U.S. Dollars”, “USD$” and the sign “$” mean the lawful money of the United States of America.
“Effective Date” has the meaning assigned to it in Section 7.1 (Conditions Precedent).
“Euros” and the sign “€” mean the single currency of the Participating Member States.
“Event of Default” means any of the events specified in Section 8 (Default), provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied
“Excluded Taxes” has the meaning assigned to it in Section 4 (Increased Costs and Taxes).
“Facility Amount” has the meaning assigned to it in this Section 1 (Object. Certain Definitions) above.
“Facility Documents” means each of the following, in full force and effect and satisfactory to the the Aval Provider:

(a)	this Agreement;

(b)
an intercreditor agreement with Natixis, New York Branch (the “Intercreditor Agreement”), as issuer under the Applicant’s other bank guarantee, dated as of the date hereof, relating to the Offer and formalized through a continuing agreement for letters of credit (the “Natixis Facility”);

(c)	those two certain comfort letter agreements, dated as of the date of this Agreement, issued by Brookfield Asset Management Inc. and Parent (respectively) in favor of the Aval Provider; and

(d)	other documents designated by the Aval Provider acting reasonably.
“Governmental Authority” means any nation or government, any state, provincial or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.
“Group” means Applicant and its subsidiaries.
“Hedging Obligations” means with respect to any specified Person, the obligations of such Person under:

(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Iberclear” means “Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal”, the entity responsible for the Spanish clearing and settlement system.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements in effect as of the date of determination thereof.
“Indebtedness” means with respect to any specified Person, any debt of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments;

(c)	in respect of letters of credit, banker’s acceptances or other similar instruments (or reimbursement agreements in respect thereof);

(d)	representing Capital Lease Obligations;

(e)	representing the balance deferred and unpaid of the purchase price of any property or services due more than sixty (60) days after such property is acquired or such services are completed; or

(f)	representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.
“Indemnified Person” has the meaning assigned to it in Section 5 (Indemnification).
“Indemnified Taxes” means taxes other than Excluded Taxes (defined above), including but not limited to, any and all current or future recording, stamp, documentary, excise, transfer, sales or similar taxes, charges or levies arising from any payment made under any guarantee or from the execution, delivery or enforcement of, or otherwise with respect to, any Bank Guarantee.
“Irrevocable Agreements” means, collectively:

(a)
the Irrevocable Undertaking Agreement entered into in relation to the Offer dated as of February 6, 2018 between Applicant, Cobra Concesiones, S.L. and GIP II Helios, S.à r.l. (the “Cobra Irrevocable Agreement”);

(b)
the Irrevocable Undertaking Agreement entered into in relation to the Offer, dated as of February 6, 2018 between Applicant and Mutuactivos, S.A.U., S.G.I.I.C. (the “Mutuactivos Irrevocable Agreement”); and

(c)
that certain Irrevocable Undertaking Agreement entered into in relation to the Offer, dated as of February 6, 2018 between Applicant and Sinergia Advisors 2006, A.V., S.A. (the “Sinergia Irrevocable Agreement”).

“Material Adverse Effect” means a material adverse change in or a material adverse effect on:

(a)	the business, operations, properties, assets or condition (financial or otherwise) of the Applicant and the Credit Parties, taken as a whole;

(b)	the ability of Applicant to fully and timely perform its obligations under this Agreement;

(c)	the legality, validity, binding effect or enforceability against any Applicant of this Agreement; or

(d)	the rights and remedies available to, or conferred upon, the Aval Provider under this Agreement.
“Natixis Facility” has the meaning assigned to it under the definition of “Facility Documents” above.
“NSF” means Norrington Solar Farm Limited.
“Obligations” has the meaning assigned to it in Section 4 (Increased Costs and Taxes).
“Offer” means Applicant’s takeover bid which has been announced for all of the outstanding shares of Saeta Yield, S.A. (“SAY”), and the SAY shareholders potentially accepting the Offer, all in accordance with Royal Decree 1066/2007, of 27 July, on the rules applicable to public takeover bids for securities (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores –“RD 1066/2007”).
“Offer Documents” means the final documentation for the Offer, including the authorization request to launch the Offer submitted to CNMV, the announcement of the Offer and the Offer document (folleto informativo) in the form approved by the CNMV.
“Parent” means TerraForm Power, Inc.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Responsible Officer” has the meaning assigned to it in Section 15.2.1.
“Spanish GAAP” means the requirements applicable to the financial statements and accounts set forth in the Spanish Stock Corporations Act (Ley de Sociedades de Capital), the General Accounting Plan in force in Spain and all resolutions issued by the ICAC (Instituto de Contabilidad y Auditoría de Cuentas), together with accounting principles, standards and practices which are generally accepted in Spain as at the date of the relevant financial statements or accounts.

“Spot Rate” means the rate determined by the Aval Provider as:

(a)	the exchange rate reported by Bloomberg as of the end of the second TARGET2 Day preceding the date of payment or other determination, or

(b)
if such report is unavailable for any reason, the spot rate for the purchase of Euros with U.S. Dollars as in effect during the second Business Day preceding the date of payment or other determination in the Aval Provider’s principal foreign exchange trading office for Euros; provided that the Aval Provider may obtain such spot rate from another nationally recognized financial institution designated by the Aval Provider if it does not have as of the applicable date of payment or other determination a spot buying rate for the purchase of Euros with U.S. Dollars.

“Stated Amount” means the amount secured under the Bank Guarantee issued under this Agreement, which will not exceed the Facility Amount (as defined in Section 1 –Object. Certain Definitions– above).
“TARGET2 Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Aval Provider to be a suitable replacement therefor) is open for the settlement of payments in Euros.
“TARGET2” means the Trans-European Automated Real-time Gross settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TPO” means TerraForm Power Operating, LLC.

2.	Payment for and execution of the Bank Guarantee

2.1	Applicant agrees to reimburse the Aval Provider in Euros, the amount of any payment or disbursement under the Bank Guarantee.

2.2
Applicant’s obligation to make payments in Euros hereunder shall not be satisfied by any tender, or any recovery by the Aval Provider pursuant to the Intercreditor Agreement or any judgment, which is expressed in or converted into any currency other than Euros, except to the extent that such tender or recovery results in the actual receipt by the Aval Provider in Spain of the full amount of Euros payable under this Agreement.

3.    Payment for Services Rendered

3.1	The Applicant agrees to pay the Aval Provider’s usual and customary charges for the issuance of any Bank Guarantee and for any wire transfers.

3.2	In addition, Applicant shall pay the Aval Provider in Euros:

3.2.1
a one-time upfront fee on the third (3rd) Business Day following the Effective Date in an amount equal to 0.20% of the Facility Amount, earned and due and payable in Euros upon the issuance of a Bank Guarantee pursuant to this Agreement;

3.2.2
a fee payable in Euros in arrears of every quarterly period (or the portion thereof) to take place during the term of this Agreement (the first quarterly period commencing on March 7, 2018), on the last Business Day of every quarterly period and on the last Business Day of the term of this Agreement, equal to the product of: (1) (x) the daily average Stated Amount outstanding for the relevant quarterly period (or portion thereof) multiplied by (y) a fraction, the numerator of which is the number of days in such quarterly period (or portion thereof) and the denominator of which is 360, multiplied by (2) the corresponding Applicable Rate;

3.2.3
upon the Aval Provider’s written demand, from and after the occurrence of an Event of Default or any event of default under any other direct agreements between the Aval Provider and any of its affiliates (on the one hand) and a Credit Party (on the other hand) interest on any amounts payable hereunder (including any fees and any required reimbursement), at the then-prevailing interest rate hereunder (including the Applicable Rate) plus 2.00% to the date of payment by Applicant (said interest to be calculated on the basis of the actual number of days elapsed in a 360-day year); and

3.2.4
promptly upon the Aval Provider’s written demand, all liabilities, charges and reasonable expenses (including reasonable and properly documented out-of-pocket attorneys’ fees and expenses) paid by or incurred by the Aval Provider in connection with a Bank Guarantee or this Agreement or the enforcement hereof.

3.3
Subject to the immediately following paragraph and Section 7 (Conditions Precedent) below, interest shall be payable on any outstanding and unreimbursed amounts due to the Aval Provider pursuant to this Agreement from the date on which the relevant amount is payable until the date of repayment in full in Euros and in immediately available funds at a rate equal to the Base Rate plus the Applicable Rate.

4.    Increased Costs and Taxes

4.1
If the Aval Provider determines that the introduction or effectiveness of, or any change in, any law or regulation or compliance with any guideline or request (whether or not having the force of law) from any Governmental Authority which affects or would affect the amount of capital or reserves required or expected to be maintained by the Aval Provider, and the Aval Provider determines that the amount of such capital or reserves is increased by or based upon the existence of any Bank Guarantee then the Applicant shall pay to the Aval Provider promptly upon the Aval Provider’s written demand therefor, from time to time, additional amounts in Euros sufficient in the Aval Provider’s judgment to compensate for the increase. For the avoidance of doubt, the Aval Provider’s certificate as to amounts due hereunder shall be conclusive, in the absence of manifest error.

4.2
Any and all payments by or on account of any of Applicant’s obligations hereunder (the “Obligations”) shall be made free and clear of and without reduction or withholding for any Indemnified Taxes imposed by or within the jurisdiction of Applicant’s organization, or the jurisdiction from which payment hereunder is being made, provided that if Applicant shall be required by applicable law to deduct any Indemnified Taxes from such payments, then:

4.2.1
the sum payable shall by increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section), the Aval Provider receives an amount in Euros equal to the sum it would have received had no such deductions been made;

4.2.2	Applicant shall make such deductions; and

4.2.3	Applicant shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

4.3
In addition, Applicant shall indemnify the Aval Provider for, and hold the Aval Provider harmless against, the full amount of Indemnified Taxes (including any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this section) imposed on or paid by the Aval Provider or any affiliate of the Aval Provider in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Payment under this indemnity shall be made within thirty (30) days from the date the Aval Provider makes written demand therefor.

4.4
Within thirty (30) days after the date of any payment of Indemnified Taxes, Applicant shall furnish to the Aval Provider at the Aval Provider’s address listed above, the original or a certified copy of a receipt evidencing such payment. In case of any payment hereunder by or on behalf of Applicant, if Applicant determines that no Indemnified Taxes are payable in respect thereof, Applicant shall, at the Aval Provider’s request, furnish, or cause the payor to furnish, to the Aval Provider an opinion of counsel acceptable to the Aval Provider in form and substance acceptable to the Aval Provider stating that such payment is exempt from Indemnified Taxes.

4.5
Notwithstanding anything to the contrary provided elsewhere in this Agreement and/or the relevant Bank Guarantee, Applicant shall not be liable to make any payment to the Aval Provider pursuant to this Section 4 for, or in relation to the following taxes:

4.5.1
taxes, franchise taxes and similar taxes measured by, or assessed against, the Aval Provider’s net income, profit or capital and imposed by the jurisdiction in which the Aval Provider’s principal office is situated; and

4.5.2
any taxes that would not be imposed but for a connection between the Aval Provider and such taxing jurisdiction, or any political subdivision thereof of taking authority therein, other than as a result of this Agreement or taxes imposed by the Kingdom of Spain (the “Excluded Taxes”).

5.    Indemnification

5.1
Applicant agrees to indemnify and hold the Aval Provider and its correspondents and its officers, directors, affiliates, employees, attorneys, advisors, consultants and agents (each an “Indemnified Person”) harmless against any and all claims, losses, costs, expenses, liabilities or damages, including reasonable and properly documented out-of-pocket attorney fees and other dispute resolution expenses related thereto, howsoever arising from or in connection with:

5.1.1	the issuance of a Bank Guarantee and/or the transactions contemplated hereby;

5.1.2	any payment or action taken or omitted to be taken in connection with a Bank Guarantee (including any action or proceeding seeking:

5.1.2.1	to restrain any drawing under a Bank Guarantee;

5.1.2.2	compel or restrain the payment of any amount or the taking of any other action under any Bank Guarantee;

5.1.2.3	to compel or restrain the taking of any action under this Agreement or any other Facility Document; or

5.1.2.4	to obtain similar relief (including by way of interpleader, declaratory judgment, attachment or otherwise), regardless of who the prevailing party is in any such action or proceeding),

5.1.3	the enforcement of this Agreement or any other Facility Document; or

5.1.4	any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or any other cause beyond the Aval Provider’s control,

except in each of 5.1.1 through 5.1.4 above, to the extent that such claim, loss, cost, expense, liability or damage is found by a court of competent jurisdiction (in a final and non-appealable judgment) to have resulted from the willful misconduct or gross negligence of such Indemnified Person. Without limiting the generality of the foregoing, Applicant agrees to indemnify and hold each Indemnified Person harmless for any and all amounts adjudicated or otherwise ordered by any court or other tribunal to be payable by such Indemnified Person in connection with any Bank Guarantees to any beneficiary or its or their respective successors, assigns, heirs, and legal representatives, at any time before or after the expiration of the relevant Bank Guarantee, including the principal amount of any and all amounts drawn under the relevant Bank Guarantee, together with any and all interest thereon and any and all costs and expenses (including reasonable and properly documented out-of-pocket attorney fees) incurred by such Indemnified Person in connection with any such adjudication, or order; except to the extent that any such amount shall be adjudicated or ordered to be payable as a result of the willful misconduct or gross negligence of such Indemnified Person as determined by a court of competent jurisdiction by final and non-appealable judgment.

5.2
Promptly upon the Aval Provider’s written demand, the Applicant shall compensate the Aval Provider for, and hold the Aval Provider harmless from, any loss, cost or expense incurred by it as a result of any failure by Applicant to make payments in Euros of any payment under a Bank Guarantee (or interest due thereon or other Obligations) denominated in Euros on its due date, including any foreign exchange losses.

5.3	Applicant agrees to pay promptly upon the Aval Provider’s written demand from time to time all amounts owing under this section.
6.    No Setoffs or Deductions; Withdrawal from Applicant’s Account
Any and all amounts that may become due and payable to the Aval Provider under this Agreement shall be paid by Applicant in Euros in immediately available funds without defense, setoff, cross-claim, counterclaim or deduction of any kind. Furthermore, Applicant authorizes the Aval Provider to charge any account belonging to Applicant and held with the Aval Provider, or any of the Aval Provider’s affiliates, for any amount when due hereunder.
7.    Conditions Precedent

7.1
The effectiveness of this Agreement is subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section (the date such conditions precedent are satisfied, the “Effective Date”) to the satisfaction of the Aval Provider:

7.1.1	Satisfactory completion of the Aval Provider’s due diligence in connection with the transactions contemplated in the Facility Documents.

7.1.2
The Aval Provider shall have received this Agreement and other Facility Documents, in form and substance satisfactory to it, executed and delivered by each party thereto (as applicable) and such documentation shall be in full force and effect.

7.1.3	There shall have been delivered to the Aval Provider all of the following:

7.1.3.1
certified or unanimous consent resolutions signed by all shareholders of the Applicant and authorizing Applicant to enter into the Facility Documents to which it is a party and to take all action relative to such Facility Documents; authorizing the Applicant to sign the same; and containing the true signatures of such persons on which the Aval Provider may conclusively rely;

7.1.3.2	copies of the Applicant’s and Parent’s respective Articles of Association as in effect on the Effective Date and an organizational chart of the Parent;

7.1.3.3
a copy of a certificate of good standing issued by competent authorities in Spain and any other applicable jurisdiction (as applicable) (issued within the last thirty (30) days) for the Applicant and Parent;

7.1.3.4	a certificate of incumbency for the Applicant and Parent; and

7.1.3.5	a certificate of a responsible officer of the Applicant and Parent with each of the appropriate attachments.

7.1.4	The Aval Provider shall have received a draft of the authorization request for the Offer, the Offer document (folleto informativo) and the announcement of the Offer.

7.1.5
Delivery of certified, complete copies of all Backstop Agreements and Irrevocable Agreements (including any consents or waivers required in thereunder in connection with the transactions contemplated by the Facility Documents).

7.1.6
Each of the representations and warranties made by the Applicant in Section 15.1 and by any Credit Party pursuant to the Facility Documents, Backstop Agreements and Irrevocable Agreements to which it is a party shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on and as of the date such representation or warranty is made.

7.1.7
The Aval Provider shall have received a legal opinion of Sullivan & Cromwell LLP, as New York counsel to each of the Credit Parties, and a legal opinion of Uría Menéndez Abogados, S.L.P., as Spanish counsel to each of the Credit Parties, dated the Effective Date, covering such matters relating to the Facility Documents, Backstop Agreements, Irrevocable Agreements, the Offer, the Credit Parties and the transactions contemplated hereby as are usual and customary for financings of the type contemplated hereby as the Aval Provider shall reasonably request, in form and substance satisfactory to the Aval Provider.

7.1.8
The Aval Provider shall have received correct and complete copies of the unaudited de-consolidated audited financial statements of the Applicant for the fiscal year ended December 31, 2017, and accompanied by a Responsible Officer’s certificate dated the Effective Date, certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Applicant for such period and that such financial statements have been prepared in accordance with Spanish GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

7.1.9
The Aval Provider shall have received all documentation and other information requested by the Aval Provider in order to comply with requirements of bank regulatory authorities under applicable “know your customer” laws and Anti-Corruption Law sand Anti-Money Laundering Laws.

7.1.10
No Default or Event of Default shall have occurred and be continuing under this Agreement. No default or event of default (taking into account the proposed issuance of any requested Bank Guarantee) shall have occurred and be continuing with respect to the Cobra Irrevocable Agreement, the Backstop Agreements or any other financing of Parent, TPO or Applicant.

7.1.11	Since December 31, 2017, there shall have been no event or occurrence, individually or in the aggregate, that has resulted in any Material Adverse Effect.

7.2
The obligation of the Aval Provider to issue, amend, renew or extend any Bank Guarantee hereunder is subject to the satisfaction (or waiver by the Aval Provider), of the following conditions precedent:

7.2.1
The Applicant shall provide or cause to be provided to the Aval Provider evidence reasonably satisfactory to the Aval Provider (which may (at the Aval Provider’s reasonable discretion) include delivery of appropriate certificates from responsible officers of the Applicant and Parent), that (a) the Bank Guarantee to be issued and the performance by the Applicant and Parent of their obligations with respect thereto do not conflict with any of the terms, covenants, conditions or provisions of, or constitute a default in respect of, or result in the creation or imposition of, or the obligation to create or impose, any lien (other than the security interests and liens created under the Facility Documents or liens permitted under the Facility Documents) on any of their respective properties pursuant to any contractual obligation, together with such additional information regarding the applicable beneficiary as the Aval Provider may reasonably request.

7.2.2	Payment of all fees which are due and payable on the Effective Date under the Facility Documents with respect to the Bank Guarantee.

7.2.3
No Default or Event of Default shall have occurred and be continuing under this Agreement. No default or event of default (taking into account the proposed issuance of any Bank Guarantee) shall have occurred and be continuing with respect to the Cobra Irrevocable Agreement, the Backstop Agreements or any other financing of Parent, TPO or Applicant.

7.2.4	The Facility Documents, Backstop Agreements and the Cobra Irrevocable Agreement shall be in full force and effect and the Offer shall not have been revoked, annulled or rescinded.
8.    Default

8.1	Should any of the following occur (each, an “Event of Default”):

8.1.1
Applicant defaults in respect of any payment due to the Aval Provider or to any of the Aval Provider’s subsidiaries or affiliates, whether such payment is due under this Agreement, in respect of any Bank Guarantee or otherwise;

8.1.2
Applicant fails to perform or observe any other term or covenant of this Agreement in any material respect and such failure shall not have been remedied or waived within ten (10) Business Days after the earlier of (i) an officer of any Credit Party becoming aware of such failure or (ii) receipt by Applicant of notice from the Aval Provider of such failure;

8.1.3
Applicant fails to pay when due any other indebtedness for borrowed money, and such failure continues for more than the period of grace, if any, granted by the creditor(s) with respect to such indebtedness, or any other party to such indebtedness accelerates the maturity of any amount owing in respect thereof as a result of a default with respect to such indebtedness;

8.1.4
any representation or warranty made by Applicant, Parent or Brookfield Asset Management Inc. in any Facility Document or in any certificate or other document delivered in connection with any Facility Document is untrue in any material respect as of the date made;

8.1.5
any “Event of Default” shall have occurred and be continuing under any Backstop Agreement; or any Credit Party shall have defaulted with respect to its obligations under the Cobra Irrevocable Agreement and such failure continues for more than the period of grace, if any, provided with respect thereto;

8.1.6	the Offer is withdrawn or cancelled;

8.1.7
any Backstop Agreement or the Cobra Irrevocable Agreement shall cease, for any reason, to be in full force and effect (other than in accordance with its terms following payment and performance in full of all obligations thereunder (other than contingent indemnity and similar obligations which by their express terms survive termination thereof for which no claim has been made);

8.1.8
any Backstop Agreement or the Cobra Irrevocable Agreement is declared unenforceable by a Governmental Authority having jurisdiction over any party thereto or the subject matter thereof or is otherwise not in full force and effect (other than in accordance with its terms following payment and performance in full of all obligations thereunder (other than contingent indemnity and similar obligations which by their express terms survive termination thereof for which no claim has been made); or

8.1.9
any Credit Party shall challenge the enforceability of any Facility Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Facility Documents has terminated or ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

8.1.10
any final judgment or judgments for the payment of money (to the extent not paid or to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $10 million is or are outstanding against Applicant and any one of such judgments has remained unpaid, unvacated, unbonded, or unstayed by appeal or otherwise for a period of sixty days from the date of its entry;

8.1.11
Applicant makes an assignment for the benefit of creditors, or admits in writing Applicant’s inability to pay Applicant’s debts as they become due, or commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or files any petition or answer seeking for the Applicant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation relating to creditors’ rights;

8.1.12	within sixty days after the commencement of an action against Applicant seeking any reorganization, arrangement, composition, readjustment, liquidation,

dissolution or similar relief under any present or future statute, law or regulation, such action has not been dismissed or all orders or proceedings thereunder affecting Applicant’s operations or business stayed;

8.1.13	any actual or threatened seizure, vesting or intervention by or under authority of a government by which Applicant’s management is displaced or its authority or control of its business is curtailed;

8.1.14
the attachment or restraint of any funds or other property which may be in, or come into, the Aval Provider’s possession or control or of any third party acting on the Aval Provider’s behalf or for Applicant’s account or benefit, or the issuance of any order of any court or other legal process against the same;

8.1.15
any entity or authority or department or body pertaining to the Office of Foreign Assets Control (OFAC) of the US Department of the Treasury, United Nations, European Union or to any other organization or entity to which Spain is subject or obliged to comply with its sanctions in relation to money laundering and financing of terrorism has initiated (or informed the Credit Parties that it will initiate) any sanction, regulatory or other proceeding against any of the Credit Parties which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect;

8.1.16	any event causing a Material Adverse Effect occurs;

8.1.17	Applicant consolidates or merges with or into any other entity, or transfers its property as an entirety or substantially as an entirety, unless:

8.1.17.1
the entity (whether Applicant or another entity) formed by or surviving any such consolidation or merger, or to which such transfer shall have been made, shall not be in default under any of the terms, covenants and conditions of this Agreement;

8.1.17.2
the entity (if other than Applicant) formed by or surviving any such consolidation or merger, or to which such transfer shall have been made, shall be a single (x) corporation or limited liability company organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) sociedad anónima or sociedad limitada organized under the laws of the Kingdom of Spain; and

8.1.17.3
the entity (if other than Applicant) formed by or surviving any such consolidation or merger, or to which such transfer shall have been made, shall have assumed in writing the payment of all of Obligations under this

Agreement and performance of all of the terms, covenants and conditions of this Agreement;

8.1.18	a Change of Control shall have occurred; or

8.1.19
Parent or Brookfield Asset Management Inc. fails to (a) perform its obligations under the Backstop Agreements to which it is a party with respect to the Applicant’s obligations under Sections 15.3.9 and 15.3.10.1 of this Agreement) or (b) perform or observe any other term or covenant of any Facility Document to which it is a party in any material respect and such failure shall not have been remedied or waived within three (3) Business Days after the earlier of (i) an officer of Parent becoming aware of such failure or (ii) receipt by Applicant of notice from the Aval Provider of such failure;

then the drawn and undrawn amount of the Bank Guarantee as well as any other Obligations hereunder, whether or not matured or contingent, shall, at the Aval Provider’s option, become due and payable immediately without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Applicant; provided, however, that upon the occurrence of any Event of Default described in 8.1.11 and 8.1.12 above, the face amount of the Bank Guarantee as well as all other Obligations hereunder, whether or not matured or contingent, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which Applicant hereby expressly waives.

8.2
In furtherance, and not in limitation, of the foregoing, upon the occurrence of any Event of Default Applicant shall, upon the Aval Provider’s written demand, deposit Euros in an amount equal to the entire amount which has not been drawn under the Bank Guarantee into a special cash collateral account, designated by the Aval Provider and over which the Aval Provider shall have exclusive right of withdrawal, which shall be charged to reimburse the Aval Provider for amounts paid by the Aval Provider and drawn under a Bank Guarantee. Furthermore, in the case of an Event of Default specified in 8.1.1 the Aval Provider may, in the Aval Provider’s discretion, setoff amounts due and payable to Aval Provider under this Agreement or any Bank Guarantee by any available funds then held by the Aval Provider for Applicant’s account. For the avoidance of doubt, the Aval Provider’s rights under this Section are cumulative and in addition to other rights and remedies which Applicant may have under this Agreement or under applicable law.

9.    RESERVED

10.    Waiver of Rights; Amendments
No delay on the Aval Provider’s part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Aval Provider of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. The Aval Provider shall not be deemed to have waived any of the Aval Provider’s rights hereunder unless the Aval Provider or the Aval Provider’s duly authorized agent shall have signed such waiver in writing. No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to the date of such waiver, or as to any continuance of a breach after such waiver. This Agreement shall not be altered, modified, or amended without the prior written consent of the parties hereto.
11.    Extensions, Increases and Modifications
The Aval Provider shall have no obligation to issue, amend, renew, extend or replace any Bank Guarantee hereunder. A request Applicant makes for any amendment, renewal or extension of a Bank Guarantee thereof shall be reviewed by the Aval Provider and the decision to issue, amend, renew or extend shall be made by the Aval Provider in the Aval Provider’s sole discretion. In the event of any extension of the maturity or time for the Bank Guarantee, or any other modification of the terms of a Bank Guarantee, at Applicant’s request or in the event of any increase in the Stated Amount at Applicant’s request, this Agreement shall be binding upon Applicant with regard to such increased amount or otherwise modified, to documents, and property covered thereby, and to any action taken by the Aval Provider or any of the Aval Provider’s correspondents in accordance with such extension, increase or other modification.
12.    No Liability for Certain Actions; Independence

12.1
Without limiting any other provision of this Agreement, Applicant agrees that the Aval Provider and their respective branches, affiliates and correspondents shall not be liable or responsible in any respect for, and Applicant’s reimbursement obligations hereunder shall not be affected by:

12.1.1	the use which may be made of any Bank Guarantee or for any act of or omissions of the beneficiaries under any Bank Guarantee;

12.1.2
the validity, sufficiency, or genuineness of any instructions, oral or written, or any documents which the Aval Provider has determined in good faith to comply on their face with the terms of the relevant Bank Guarantee, even if such documents should in fact prove to be in any or all respects invalid, fraudulent, or forged;

12.1.3	errors, omissions, interruptions or delays in transmission or delivery of any messages or advices from Applicant or the beneficiaries, however sent and whether or not in code or cipher;

12.1.4	the Aval Provider’s refusal to pay or honor draft requests under any Bank Guarantee because of any applicable law, decree or edict of any Governmental Authority now or hereafter in force;

12.1.5	the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any draft, certificate or other document appearing on its face:

12.1.5.1	substantially to comply with the terms and conditions of a Bank Guarantee;

12.1.5.2
to be signed or presented by or issued to any successor of the beneficiary or any other Person in whose name a Bank Guarantee requires or authorizes that any draft, certificate or other document be signed, presented or issued, including any administrator, executor, personal representative, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other Person purporting to act as the representative of or in place of any of the foregoing; or

12.1.5.3	to have been signed, presented or issued after a change of name of the beneficiary,

12.1.6
any requirement stated in or Bank Guarantee that any draft, certificate or other document be presented at a particular hour or place and any discrepancies that do not reduce the value of the beneficiary’s performance to Applicant in any transaction underlying any Bank Guarantee;

12.1.7
Aval Provider’s acceptance as a “draft” of any written or electronic demand or other request for payment under any Bank Guarantee, even if such demand or other request is not in the form of a negotiable instrument;

12.1.8	the effectiveness or suitability of any Bank Guarantee for Applicant’s purpose;

12.1.9	any consequential or special damages, or for any damages resulting from any change in the value of any foreign currency, services or goods or other property covered by any Bank Guarantee;

12.1.10	the Aval Provider’s assertion or waiver of application of any applicable provision of Spanish law primarily benefiting bank issuers;

12.1.11
Aval Provider’s honor of a previously dishonored presentation under any Bank Guarantee, whether pursuant to court order, to settle or compromise any claim that it wrongfully dishonored or otherwise, and the Aval Provider shall be entitled to reimbursement to the same extent as if it had initially honored said presentation plus reimbursement of any interest paid by it;

12.1.12	Aval Provider’s disregard of any non-documentary conditions stated in any Bank Guarantee; and

12.1.13
Aval Provider’s payment to any nominated bank (or nominated person (in either case as designated or permitted by the terms of any Bank Guarantee) claiming that it rightfully honored under the laws, customs or practice of the place where it is located, except to the extent that any such item, action or omission in each of 12.1.1 through 12.1.13 above is found by a court of competent jurisdiction (in a final and non-appealable judgment) to have resulted from the willful misconduct or gross negligence of the Aval Provider or their respective branches, affiliates and correspondents. None of the foregoing shall affect, impair or prevent the vesting of any of the Aval Provider’s rights or powers hereunder or Applicant’s reimbursement obligations hereunder except to the extent that any of the foregoing is found by a court of competent jurisdiction (in a final and non-appealable judgment) to have resulted from the willful misconduct or gross negligence of the Aval Provider or their respective branches, affiliates and correspondents. Aval Provider and their respective branches, affiliates and correspondents will not be regarded as the drafter of any Bank Guarantee regardless of any assistance that the Aval Provider may, in the Aval Provider’s discretion, provide to the Applicant in preparing the text of any Bank Guarantee or amendments thereto. For the avoidance of doubt, the Aval Provider is authorized (but not obligated) to accept and rely on instructions received by facsimile transmission or e-mail that the Aval Provider believes in good faith to have been given by a Person authorized to give instructions on the Applicant’s behalf. The Aval Provider shall incur no liability to the Applicant or any other Person as a result of any act or omission on the Aval Provider’s part in accordance with instructions on which the Aval Provider is authorized to rely, nor for any failure or refusal on the Aval Provider’s part to accept instructions by facsimile transmission or e-mail that are not confirmed or authenticated to the Aval Provider’s satisfaction.

12.2	Applicant acknowledges that Aval Provider’s rights and obligations under a Bank Guarantee are independent of the existence, performance or nonperformance of any contract or arrangement underlying a Bank Guarantee, including contracts or arrangements between the Aval Provider and Applicant and between Applicant and the beneficiary of a Bank Guarantee. Aval Provider shall have no duty to notify Applicant of Aval Provider’s receipt of a demand or a draft, certificate or other document presented under a bank Guarantee or of Aval Provider’s decision to honor such demand. Aval Provider may, without incurring any liability to Applicant or impairing Aval Provider’s entitlement to reimbursement under this Agreement, honor a demand under a Bank Guarantee despite notice from Applicant of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of a Bank Guarantee or any other Person. Aval Provider shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Bank Guarantee. Aval Provider shall have no duty to seek any waiver of discrepancies from Applicant, nor any duty to grant any waiver of discrepancies that Applicant approves or requests.
13.    No Violation of Law
Applicant hereby represents and warrants that none of the execution, delivery or performance of this Agreement or any other Facility Document by Applicant or Parent, nor the request for any issuance of, or amendment to, a Bank Guarantee will violate or contravene any applicable law or regulation. If Applicant’s obligations under this Agreement should be terminated or revoked by operation of law, Applicant will indemnify and save the Aval Provider harmless from any loss (including reasonable out of pocket expenses) that may be incurred by the Aval Provider in acting hereunder prior to such termination or revocation and the maturity or payment of all payments under the Bank Guarantee and this Agreement.
14.    Obligations Absolute

14.1
Applicant’s Obligations under this Agreement are absolute, unconditional and irrevocable, and shall be paid (or performed, as the case may be) strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:

14.1.1
the existence of any claim, set-off, defense or other right which Applicant may have at any time against Aval Provider or any Person, whether in connection with this Agreement, any Bank Guarantee or any unrelated transaction;

14.1.2
any draft, statement, certificate or any other document presented under any Bank Guarantee proving to be forged, fraudulent, incorrect, insufficient or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

14.1.3	any lack of validity or enforceability of this Agreement, a Bank Guarantee or any other agreement, application, amendment, guaranty, document, or instrument relating thereto;

14.1.4
any change in the time, manner or place of payment of or in any other term of all or any of Applicant’s Obligations hereunder or the obligations of any Person that guarantees or otherwise provides support for any of Applicant’s Obligations hereunder;

14.1.5
any exchange, release or non-perfection of any collateral or release or amendment or waiver of or consent to depart from the terms of any guarantee or security agreement, for all or any of Applicant’s Obligations hereunder;

14.1.6
the issuance of a Bank Guarantee (or any amendment thereto) in a form other than substantially as requested by Applicant, unless the Aval Provider receives written notice from Applicant of such error within three (3) Business Days after Applicant shall have received a copy of such Bank Guarantee (or amendment thereto);

14.1.7	Aval Provider’s decision not to issue an amendment to a Bank Guarantee as requested by Applicant;

14.1.8
payment by Aval Provider under a Bank Guarantee against presentation of a draft or other document that does not comply with the terms and conditions of a Bank Guarantee (as applicable) unless the Aval Provider receives written notice from Applicant of such discrepancy within three (3) Business Days following Applicant’s receipt of such draft or other document; and

14.1.9
any action or inaction taken or suffered by Aval Provider or any of their respective affiliates or correspondents in connection with a Bank Guarantee or any relevant draft, certificate or other document, if taken in Good Faith and in conformity with applicable Spanish laws, regulations and practice.

15.    Representations, Warranties and Covenants

15.1	Representations and Warranties

15.1.1	Applicant represents and warrants to the Aval Provider that:

15.1.1.1	Each Credit Party is organized, validly existing and in good standing under the laws of its applicable jurisdiction of organization.

15.1.1.2	The Applicant:

(a)	has the power and authority, and the legal right, to conduct the business in which it is currently engaged;

(b)	is in compliance with all material requirements of applicable law.

15.1.1.3
Each Credit Party has the power and authority, and the legal right, to make, deliver and perform the Facility Documents to which it is a party and, with respect to the Applicant, to obtain extensions of credit hereunder. Each Credit Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Facility Documents to which it or the Applicant is a party and to authorize the extensions of credit to the Applicant on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement of the other Facility Documents. Each Credit Party has duly executed and delivered each Facility Document to which it is a party. This Agreement constitutes, and each other Facility Document upon execution will constitute, a legal, valid and binding obligation of each Credit Party party thereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

15.1.1.4
The execution, delivery and performance of this Agreement and the issuance of the Bank Guarantee will not violate any law, any provision of the certificate of formation (escritura de constitución), articles of association (estatutos sociales) or other organizational documents, of Applicant or violate any contractual obligation of any Credit Party, and will not result in, or require, the creation or imposition of any lien on any Credit Party’s respective properties or revenues pursuant to any such requirement of law or any such contractual obligation except, in each case (other than the Backstop Agreements and Cobra Irrevocable Agreement) where such violations could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

15.1.1.5	No default or event of default exists or, after giving effect to any draw, will exist, under the Cobra Irrevocable Agreement, any Backstop Agreement or any other Facility Document.

15.1.1.6	No Default or Event of Default exists or, after giving effect to any draw, will exist, under this Agreement.

15.1.1.7	On the Effective Date, the Parent and its subsidiaries are, on a consolidated basis, and after giving effect to the extensions of credit made hereunder will be, solvent.

15.1.1.8	The full legal name of the Applicant is TERP Spanish HoldCo, S.L.; and the Applicant is a sociedad limitada organized under the laws of the Kingdom of Spain.

15.1.1.9
The Applicant (a) has not conducted any business other than the business contemplated by the Articles of Association and (b) has no outstanding contractual obligations other than those (i) set forth in the Facility Documents or (ii) allowed pursuant to its Articles of Association and the Facility Documents and related to the incorporation and ongoing corporate matters of the Applicant, its acquisition by NSF or the Offer.

15.1.1.10
There are no pending, nor has any Credit Party received written notice regarding, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which a Credit Party or any subsidiary or affiliate thereof is a party or is subject, or by which any of its respective properties are bound that would reasonably be expected to result in a Material Adverse Effect.

15.1.1.11
Each financial statement of the Applicant, delivered to the Aval Provider, has been prepared in conformity with Spanish GAAP and fairly presents, in all material respects, the financial position of the Applicant described in such financial statements as at the respective dates thereof and the results of operations and the changes in cash flows of the Applicant described therein for each of the periods then ended except as otherwise noted therein and subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of December 31, 2017, the Applicant did not have any material Indebtedness or material guarantees other than as referenced, reflected or provided for in such audited financial statements (or in the notes thereto) in accordance with customary auditing standards.

15.1.1.12
All written information (other than any “forward looking statements”) (the “Information”) concerning the Credit Parties and the transactions contemplated hereby prepared by, or as directed by, the Credit Parties or any of their Affiliates and made available to the Aval Provider on or prior to the Effective Date in connection with the transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Aval Provider and as of the Effective Date and (as of the date such Information was furnished to the Aval Provider and as of the Effective Date) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which such statements were made.

15.1.1.13
The Applicant (a) has timely filed or caused to be timely filed all material tax returns required to have been filed by them and (b) have timely paid or caused to be paid all material taxes due and payable by them, except any taxes or assessments that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with Spanish GAAP. No tax liens have been filed with respect to the assets of the Applicant.

15.1.1.14	None of the Credit Parties nor any of their respective properties or assets is in violation of (nor will the continued operation of its properties and assets as currently conducted violate):

(a)	its organizational documents; or

(b)
any currently applicable laws, except (solely with respect to this clause) any violation or non-compliance that would not reasonably be expected to result in a Material Adverse Effect. None of the Credit Parties are in default under or with respect to any of their respective material contractual obligations in any respect that would reasonably be expected to result in a Material Adverse Effect.

15.1.1.15	None of the Credit Parties has engaged in any unfair labor practice that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

15.1.1.16	The Applicant does not have any employees in the United States and is not subject to the jurisdiction of or any regulations related to the Employee Retirement Income Security Act of 1974, as amended.

15.1.1.17
The activities of the Credit Parties and each subsidiary thereof are in compliance with all, and have not violated any, environmental laws, other than as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

15.1.1.18
None of the Credit Parties or any subsidiary thereof has received any written notice that any aspect of the business or the operations or facilities (whether owned or leased) of any Credit Party is in violation of, or in noncompliance with, any environmental law or is subject to liability under any environmental law, that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

15.1.1.19
The Parent owns and controls, directly or indirectly, more than a majority of the voting power and economic interests in the Applicant. All of the issued and outstanding membership interests of the Applicant have been duly authorized and issued and are fully paid and non-assessable. For purposes of this paragraph, “control” of a Person means the power, directly or indirectly, either to:

(a)	vote the specified percentage of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person; or

(b)	direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

15.1.1.20
The operations of each member of the Group are and have been conducted at all times in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving a member of the Group with respect to Anti-Money Laundering Laws and/or Anti-Corruption Laws is pending and no such actions, suits or proceedings are threatened or contemplated.

15.1.2
Each request by Applicant for an amendment to this Agreement or for the issuance of a Bank Guarantee or for any amendment to a Bank Guarantee shall constitute Applicant’s representation and warranty that the foregoing statements are true and correct as if made on the date of such request.

15.2	Information Covenants
Applicant shall furnish to the Aval Provider:

15.2.1
as soon as practicable and in any event within sixty (60) days after the end of each quarterly period in each fiscal year, which is not the end of a fiscal year, Parent’s unaudited consolidated profit and loss statements and reconciliation of retained earnings statements for the period from the beginning of the current fiscal year to the end of such quarterly period, and Parent’s consolidated balance sheet as at the end of such quarterly period, setting forth in each case in comparative form corresponding consolidated figures from the corresponding period in the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with U.S. GAAP and certified by Parent’s chief financial officer, treasurer, assistant treasurer or controller (“Responsible Officer”) subject to changes resulting from year-end adjustments that such financial statements fairly present in all material respects the financial condition and results of operations for such period; provided that the filing by Parent of its quarterly reports and consolidated financial statements on either the U.S. Securities and Exchange Commission’s EDGAR filing system or a publicly accessible website will be deemed to satisfy the obligations of Applicant under this Section 15.2.1;

15.2.2
promptly upon obtaining knowledge of the occurrence of any Event of Default pursuant to Section 8 (Default) or any event which with notice or lapse of time or both would constitute an Event of Default pursuant to Section 8 (Default), notify the Aval Provider thereof in writing, specifying the nature thereof and the action Applicant proposes to take with respect thereto;

15.2.3	prompt written notice of any event or development that Applicant believes would reasonably be expected to have a Material Adverse Effect;

15.2.4	with reasonable promptness, any other financial data relating to the performance of this Agreement and Applicant’s affairs that the Aval Provider may from time to time reasonably request; and

15.2.5
by the last Business Day of each month, provide a Responsible Officer’s certificate certifying the available amounts to be drawn under each of the Backstop Agreements, and that no default or event of default under such Backstop

Agreements exists and that, to the knowledge of such Responsible Officer, such amounts are available to be drawn.

15.3	Affirmative Covenants
Applicant will:

15.3.1
comply with all New York, United States and Spanish and European laws, regulations and rules (including all tax, Anti-Money Laundering Laws, Anti-Corruption Laws, sanctions, foreign exchange and foreign assets control regulations and other trade-related regulations) and practice now or later applicable to Bank Guarantees, transactions related to a Bank Guarantees, or Applicant’s execution, delivery and performance under this Agreement and deliver to the Aval Provider, upon reasonable request, satisfactory evidence of such compliance;

15.3.2	conduct the Offer at all times in compliance with the terms and conditions of the Offer Documents.

15.3.3	permit the Aval Provider to inspect Applicant’s books and records on reasonable notice;

15.3.4	preserve and maintain Applicant’s existence, rights, franchises and business operations;

15.3.5	except as otherwise expressly permitted under the Facility Documents:

15.3.5.1	maintain and preserve its existence as a sociedad limitada and all material rights, privileges and franchises necessary or desirable in the normal conduct of its business; and

15.3.5.2
perform (to the extent not excused by force majeure events or the non-performance of the other party), all of its material contractual obligations under the Facility Documents, the Cobra Irrevocable Agreement and all other agreements and contracts by which it is bound;

15.3.6
maintain adequate books, accounts and records and prepare all financial statements required under the Facility Documents in accordance with Spanish GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction thereof, and permit each of the employees or agents of the Aval Provider during business hours and upon reasonable prior notice to inspect all Applicant’s and Applicant’s subsidiaries’ properties, to examine or audit all of Applicant’s books, accounts and records and make copies and memoranda thereof;

15.3.7
file, as and when due, all tax returns and shall pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to Applicant; provided, that Applicant may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when Applicant is in good faith contesting the same, so long as:

15.3.7.1
reasonable reserves have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made;

15.3.7.2	enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest; and

15.3.7.3	any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is paid when due after resolution of such contest;

15.3.8
at its expense, within such time as may be required by applicable law comply, or cause compliance in all material respects, with all legal requirements applicable to Applicant, except that Applicant may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such legal requirements provided that:

15.3.8.1	none of Aval Provider or any Credit Party would be subject to any criminal liability for failure to comply therewith; and

15.3.8.2	all proceedings to enforce such legal requirements against the Aval Provider, or any Credit Party, shall have been duly and effectively stayed during the entire pendency of such contest;

15.3.9
cause to be maintained at all times, and provide evidence reasonably acceptable to the Aval Provider that availability exists, minimum availability under Backstop Agreements as follows: no less than US$400,000,000 under the Revolver and no less than US$500,000,000 under the Sponsor Line;

15.3.10
if at any time after the Effective Date, the Applicant agrees to limitations on Indebtedness, limitations on liens or financial covenants, in the documentation evidencing any other Indebtedness of the Applicant, any of which are more stringent or restrictive than the limitations or financial covenants in this Agreement, or, with respect to the Natixis Facility, any covenants more favorable to the lender under such facility, then, at the Aval Provider’s option (which may be exercised at any time), this Agreement will be deemed automatically amended so that the Aval Provider also shall benefit from such more stringent or restrictive limitations and financial covenants, or with respect to the Natixis Facility, any such covenants, such that a breach of such more stringent or restrictive limitations and financial covenants or other covenants shall constitute a breach of this Section 15 (Representations, Warranties and Covenants), and this Agreement regardless of any waiver or forbearance granted by the creditors of such other Indebtedness or termination or repayment of any such other Indebtedness. The Applicant agrees to promptly inform the Aval Provider of any such other Indebtedness and to furnish to the Aval Provider a copy of the documentation containing such more stringent or restrictive limitations and financial covenants. The Applicant further agrees to enter into such amendments to this Agreement as reasonably requested by the Aval Provider to conform this Agreement as contemplated by the first sentence of this Section 15.3.10 (it being acknowledged and agreed that the failure to enter into any such amendment shall not limit the effectiveness of the first sentence of this Section 15.3.10);

15.3.10.1	in the event that the Aval Provider shall demand that Applicant fund any cash collateral deposit pursuant to the last paragraph of Section 8 (Defaults),

(a)
promptly (and in any event not more than (x) three (3) Business Days with respect to any drawing described in Section 15.3.10.1(a)(i) below or (y) forty-five (45) days following the applicable demand with respect to any issuance described in Section 15.3.10.1(a)(ii) below) cause Parent to take (and/or cause its applicable subsidiaries, including TPO, as the case may be, to take) the following actions to the extent required to ensure that the Applicant has immediately available cash in U.S. Dollars in an amount at least equal to any demanded cash collateral and (without duplication) outstanding amount drawn under the Bank Guaranty (together with any other Obligations then payable) and any corresponding collateralization, reimbursement or other obligations due under the Natixis Facility:

(i)	first, cause TPO to submit a request for and draw the maximum amount available to be drawn under the Revolver and/or submit a request for and draw the maximum amount available to be drawn under the Sponsor Line; and

(ii)	second, issue and sell new shares of Class A common stock in Parent for net proceeds in an amount not to exceed US$400 million; and

(b)
promptly (and in any event not more than forty-five (45) days following the disbursement of the proceeds from any such draw or issuance), cause Parent to make or cause to be made (and/or cause its applicable subsidiaries (including TPO), as the case may be, to make or cause to be made) equity contributions to Applicant (utilizing in whole or in part, in its sole discretion, an amount up to the net proceeds resulting from such drawings and/or issuance) to the extent required to ensure that the Applicant has immediately available cash in U.S. Dollars in an amount at least equal to any demanded cash collateral and (without duplication) outstanding amount drawn under the Bank Guaranty (together with any other Obligations then payable) and any corresponding and any corresponding collateralization, reimbursement or other obligations due under the Natixis Facility; provided that, notwithstanding the foregoing, in any event Applicant shall cause Parent to contribute or cause to be contributed (and/or cause its applicable subsidiaries (including TPO) (as the case may be) to contribute or cause to be contributed) the amounts required to be requested pursuant to Section 15.3.10.1(a)(i) in an amount equal to the lesser of (x) US$900,000,000 and (y) the amount of any demanded cash collateral and (without duplication) outstanding amount drawn under the Bank Guaranty (together with any other Obligations then payable) to Applicant not more than eight (8) Business Days following the disbursement of the proceeds from any such draw or issuance; and

15.3.10.2
on or prior to the third (3rd) Business Day following the Effective Date, pay all fees due and payable pursuant to Section 3 (Payment for Services Rendered), together with all costs and expenses, including legal expenses, of the Aval Provider and any fees payable pursuant to the Bank Guarantee issued on or prior to the third (3rd) Business Day following the Effective Date.

15.4	Negative Covenant
Applicant will not, and will not permit or authorize any of its subsidiaries to:

15.4.1
directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Bank Guarantee or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities: in any other manner that would reasonably be expected to result in any member of the Group or any Lender being in breach of Anti-Money Laundering Laws, and/or Anti-Corruption Laws (if and to the extent applicable to them);

15.4.2	enter into or become a party to any contracts or agreements not related to ownership of SAY or the transactions contemplated by the Facility Documents;

15.4.3
not to sell, assign, pledge or in whatever form dispose of or encumber any of the SAY shares acquired under the Offer until any amounts due by the Applicant under this Agreement and all of the Applicant’s Obligations hereunder have been fully satisfied;

15.4.4
liquidate, wind-up or dissolve, or sell or lease or otherwise transfer or dispose of all or any substantial part of its property, assets or business or combine, merge or consolidate with or into any other entity, or change its legal form, or implement any material acquisition or purchase of assets from any Person;

15.4.5
except as provided in the Natixis Facility or other Facility Documents, become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or otherwise create, incur, assume or suffer to exist any contingent obligation;

15.4.6	except as provided in the Santander Facility, this Agreement or the other Facility Documents, incur, create, assume or permit to exist any Indebtedness or any lien on Applicant’s assets or properties;

15.4.7
execute a binding agreement to become a general or limited partner in any partnership, or a member in any limited liability company, sociedad de responsabilidad limitada, sociedad anónima, other company, or a joint venturer in any joint venture or acquire property, create and hold stock or other equity interests in any Person or form or acquire any subsidiaries, in each case (i) other than the Applicant and (ii) not related to ownership of SAY or the transactions contemplated by the Facility Documents;

15.4.8
cause, consent to, or permit any termination, amendment, modification, variance or waiver of timely compliance with any terms or conditions of the certificate of formation (escritura de constitución) or any other organizational documents of Applicant;

15.4.9	change its name or its jurisdiction of organization without written notice to the Aval Provider at least thirty days prior to such change, or change its fiscal year;

15.4.10	change the location of its chief executive office or principal place of business without written notice to the Aval Provider within thirty (30) days after such change;

15.4.11	modify or amend, waive or terminate in any manner adverse to the Aval Provider, any of the Backstop Agreements or the Cobra Irrevocable Agreement; or

15.4.12	modify or amend the Natixis Facility without Aval Provider’s prior written consent.
16.    Effectiveness / Assignment
This Agreement shall become effective the Effective Date and shall be binding upon Applicant and Applicant’s successors and assigns. No assignment or other transfer of all or any of the rights of the undersigned hereunder, whether with regard to any property or otherwise, may be made without the Aval Provider’s prior written consent.
17.    Waiver of Immunity
Applicant acknowledges that this Agreement is, and each Bank Guarantee will be, entered into for commercial purposes and, to the extent that Applicant now or later acquires any immunity from jurisdiction of any court or from any legal process with respect to Applicant or Applicant’s property, Applicant now irrevocably waives Applicant’s immunity with respect to Applicant’s Obligations hereunder.
18.    Termination; Surviving Provisions

18.1
If the Offer is withdrawn or cancelled, this Agreement and any Bank Guarantees will be automatically cancelled on the date falling three months after such withdrawal or cancellation or such later date on which all the amounts due by the Applicant under this Agreement and all of Applicant’s Obligations hereunder have been fully satisfied.

18.2
If, as at the date on which settlement of the Offer occurs, the conditions set forth in Article 47 of RD 1066/2007 for the exercise by the Applicant and SAY shareholders of the squeeze-out and sell-out respective rights are satisfied:

18.2.1	any Bank Guarantee will not be cancelled in full; and

18.2.2	any cancellation in part will be made following prior consultation of the Aval Provider and Applicant with CNMV and subject to the CNMV’s instructions thereto.

18.3
Restrictive provisions in this Agreement, such as indemnity, tax, immunity and jurisdiction provisions shall survive the termination of this Agreement, expiration of any amounts due by the Applicant under this Agreement and payment of Applicant’s Obligations hereunder. If any guarantee is issued in favor of any bank, Banco Santander’s branch or other entity in support of an undertaking issued by such bank, branch or entity on Applicant’s behalf or request, Applicant shall remain liable under this Agreement (even after expiry of such guarantee) for amounts paid and expenses incurred by the Aval Provider with respect to such guarantee or such undertaking until such time as Aval Provider or such other bank, branch or entity shall have no further liability, under applicable law, in connection with such undertaking.

19.    Notices

19.1
Except as expressly provided to the contrary herein, any communication, notice or demand to be given hereunder shall be duly given if delivered or mailed by certified or registered mail or sent by, fax or email as follows:

If to Applicant, at:	TERP Spanish HoldCo, S.L.
99 Bishopsgate, London, EC2M 3XD

Attention: Ms. Emmanuelle Rouchel
e-mail: ####@brookfield.com

and

TERP Spanish HoldCo, S.L.
21 calle Serrano, 2nd floor, 28001, Madrid, Spain
Attention: Mr. Ricardo Arias
e-mail: ####@brookfield.com

With a copy to:

TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor.
Bethesda, Maryland, 20814
Attention: General Counsel
e-mail: ####@brookfield.com

If to Aval Provider, at:	Banco Santander, S.A.
3 Gran Vía de Hortaleza Edificio Pedreña, planta sótano
28033 Madrid, Spain
Attention: Mr. Fernando Fernández de Alegría López Executive Director fax: +34 91 289 12 73
e-mail: ####@gruposantander.com

19.2
Applicant agrees that the Aval Provider may act upon email or facsimile instructions which are received by the Aval Provider from Persons purporting to be, or which instructions appear to be, authorized by Applicant. Applicant further agrees to indemnify and hold the Aval Provider harmless from any claims by virtue of the Aval Provider acting upon such email or facsimile instructions as such instructions were understood by the Aval Provider, except to the extent such claims relate to the Aval Provider’s gross negligence or willful misconduct. Aval Provider shall not be liable for any errors in transmission or the illegibility of any emailed or telecopied documents. In the event Applicant sends the Aval Provider a manually signed confirmation of previously sent email, or facsimile instructions, the Aval Provider shall have no duty to compare it against the previous instructions received by the Aval Provider nor shall the Aval Provider have any responsibility should the contents of the written confirmation differ from the email or facsimile instructions acted upon by Aval Provider.

20.    Interpretation

20.1	The parties acknowledge and agree that:

20.1.1	each party and its counsel have reviewed the terms and conditions of this Agreement and have contributed to the revision of same;

20.1.2	the normal rule of construction which holds that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement;

20.1.3
the terms and provisions of this Agreement shall be constructed fairly as to both parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement;

20.1.4	the term “including” means “including without limitation”, as used in this Agreement;

20.1.5	if any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected;

20.1.6	headings are included only for convenience and are not interpretive;

20.1.7	this Agreement constitutes the entire agreement between the parties concerning the Aval Provider’s issuance of a Bank Guarantee and supersedes all prior agreements governing such issuance;

20.1.8	Applicant may submit an executed Application for a Bank Guarantee in original form, via fax, email attachment or other electronic means and Applicant will be bound by any instructions so given;

20.1.9
delivery of a signed signature page to this Agreement by facsimile transmission or email attachment shall be effective as, and shall constitute physical delivery of, a signed original counterpart of this Agreement;

20.1.10	if this Agreement is signed by two or more persons or entities:

20.1.10.1	each such person or entity shall be deemed an “Applicant” hereunder;

20.1.10.2	each Applicant shall be jointly and severally liable for all the Obligations hereunder; and

20.1.10.3	notices from the Aval Provider in connection with this Agreement or the Bank Guarantee to either Applicant and notices from, or the consent of, either Applicant in connection with this Agreement or the Bank Guarantee shall be sufficient to bind all Applicants;

20.1.11
all references herein and in any other Facility Document to any fees, Bank Guarantees, Stated Amount and other obligations and amounts shall be denominated in Euros, unless expressly provided otherwise; and

20.1.12	the Applicant and Parent shall deliver financial statements and calculate and perform financial and other covenants in Euros.
21.    Multiple Role Disclosure
The Aval Provider and Aval Provider’s affiliates offer a wide range of financial services. Such services are provided internationally to a wide range of customers, some of whom may be Applicant’s counterparties or competitors. Applicant acknowledges and accepts that the Aval Provider and Aval Provider’s affiliates may perform more than one role in relation to a Bank Guarantee, including advising a Bank Guarantee, notwithstanding the selection by Applicant of an additional or alternative advising bank.
22.    Governing Law and Jurisdiction
This Agreement shall be governed and construed in accordance with the laws of Spain. For the purposes of any proceeding, action or suit involving this Agreement, each party hereto hereby expressly submits to the jurisdiction of any court of record of Madrid, and agrees that any order, process or other paper may be served upon either party within or without such court’s jurisdiction by mailing a copy thereof to the affected party at its address (that with respect to the Aval Provider, shall be the address shown on the first page of this Agreement, and with respect to Applicant, shall be the address shown below). Each party waives any claim that such proceeding, action or suit has been brought in an inconvenient forum.

Very truly yours,
TERP Spanish HoldCo, S.L.

By: /s/ Ricardo Arias Sainz
Name: Ricardo Arias Sainz
Title: Joint and Several Director

[Signature page to the Agreement for Banco Santander, S.A.’s Guarantee]

Acknowledged and agreed:
Banco Santander, S.A.

By: /s/ Daniel Machuca Reyes
Name: Daniel Machuca Reyes
Title: Executive Director
By: /s/ Fernando Fernandez de la Alegria
Name: Fernando Fernandez de la Alegria
Title: Executive Director

[Signature page to the Agreement for Banco Santander, S.A.’s Guarantee]

EXHIBIT I

Form of Bank Guarantee (Spanish Version)
AVAL
[___] (Entidad Avalista), con domicilio social en [___], entidad debidamente registrada en el Registro de Sociedades de [___], con el número [___], representada por [___], mayor de edad, con [documento nacional de identidad / pasaporte] número [___], y [___], mayor de edad, con [documento nacional de identidad / pasaporte], ambos con facultades suficientes para este acto en virtud de [Se incorporarán los detalles del apoderamiento],
AVALA
ante la COMISIÓN NACIONAL DEL MERCADO DE VALORES y en beneficio de los accionistas de la sociedad SAETA YIELD, S.A. que acudan a la oferta pública de adquisición formulada por TERP Spanish Holdco, S.L., con domicilio social en calle Serrano, 21, Madrid, 28001 e inscrita en el Registro Mercantil de Madrid, al tomo 35.995, folio 9, sección 8, hoja M-646.732, inscripción 1ª (el Oferente), sobre las acciones de SAETA YIELD, S.A. (la Oferta), las obligaciones de pago del precio en efectivo asumidas por el Oferente en la Oferta, cuyos términos y condiciones se describen en el folleto explicativo presentado para su registro en la COMISIÓN NACIONAL DEL MERCADO DE VALORES, en cumplimiento de lo dispuesto en el Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores.
La cantidad máxima avalada por la Entidad Avalista es de [___] euros ([___]€). El presente aval se otorga con carácter incondicional, irrevocable y solidario con respecto a las obligaciones de pago del Oferente derivadas de la Oferta y con renuncia expresa a los beneficios de excusión, orden y división.
El pago de las responsabilidades dimanantes de este aval se llevará a efecto en Madrid, a primer requerimiento de SOCIEDAD DE GESTIÓN DE LOS SISTEMAS DE REGISTRO, COMPENSACIÓN Y LIQUIDACIÓN DE VALORES, S.A. UNIPERSONAL (IBERCLEAR) o de la COMISIÓN NACIONAL DEL MERCADO DE VALORES, mediante requerimiento escrito dirigido a la Entidad Avalista en el siguiente domicilio [___]. Recibido el requerimiento de pago correspondiente, la Entidad Avalista procederá a efectuar el pago del importe correspondiente en la cuenta que el requirente haya designado, en el día hábil siguiente al de la recepción de dicho requerimiento. El presente aval permanecerá en vigor hasta el completo cumplimiento de las obligaciones de pago del Oferente derivadas de la Oferta o, en su caso, hasta la fecha en que la Oferta sea retirada, anulada o declarada sin efecto.
Este aval se rige por la ley española. La Entidad Avalista, con renuncia a cualquier otro fuero que pudiera corresponderle, se somete a los tribunales de la ciudad de Madrid para dirimir cualquier disputa o controversia que pudiese surgir en relación con la interpretación, alcance, cumplimiento, efectos y ejecución del presente aval.
El presente Aval ha sido inscrito en el Registro Especial de Avales con el número [___].
En [Lugar], a [día] de [mes] de [año].

[Denominación social de la Entidad Avalista]
P.p. ____________________ [Nombre] [Cargo]	P.p. ____________________ [Nombre] [Cargo]

Form of Bank Guarantee (English translation)
GUARANTEE
[___] (the Guarantor Entity), with registered office at [___], duly registered with the Companies Registry of [___], with number [___], represented by [___], of legal age, with [national identity card number / passport number] [___], and [___] of legal age, with [national identity number / passport number], both with sufficient powers pursuant to [Insert details of relevant powers of attorney].
GUARANTEES
before the COMISIÓN NACIONAL DEL MERCADO DE VALORES and for the benefit of the shareholders of SAETA YIELD, S.A. who accept the takeover offer launched by TERP Spanish Holdco S.L., with registered office at 21 calle Serrano, Madrid, 28001 and duly registered with the Companies Registry of Madrid, at book 35,995, volume 9, section 8, sheet M-646,732, entry 1 (the Bidder), over the shares in SAETA YIELD, S.A. (the Offer), the obligations assumed by the Bidder regarding the payment in cash of the consideration of the Offer, which terms and conditions are described in the Offer prospectus which has been filed for registration with the COMISIÓN NACIONAL DEL MERCADO DE VALORES, in accordance with the provisions of Royal Decree 1066/2007, of July 27, on public takeover bids for securities.
The maximum amount guaranteed by the Guarantor Entity is Euro [___] (€[___]).
This guarantee unconditionally, irrevocably and jointly and severally guarantees the payment obligations of the Bidder arising under the Offer, with express waiver of the benefits of ranking, priority and separation (excusión, orden y división).
Payment of the amounts payable under this guarantee will be made in Madrid on first demand for payment made by SOCIEDAD DE GESTIÓN DE LOS SISTEMAS DE REGISTRO, COMPENSACIÓN Y LIQUIDACIÓN DE VALORES, S.A. UNIPERSONAL (IBERCLEAR) or by the COMISIÓN NACIONAL DEL MERCADO DE VALORES, made in writing and addressed to the Guarantor Entity at the following address: [___]. Once the demand for payment is received, the Guarantor Entity will make the corresponding payment to the account indicated on the demand on the Business Day following receipt of the relevant payment demand.
This guarantee will remain in full force and effect until the payment obligations of the Bidder arising under the Offer have been discharged in full or, if applicable, until the date the Offer is withdrawn, annulled or declared as without effect.
This guarantee is governed by Spanish law. The Guarantor Entity, waiving the right to any other jurisdiction which it may be entitled to, submits to the jurisdiction of the courts of the city of Madrid to resolve any dispute or disagreement that could arise in relation to the interpretation, scope, performance, effect and enforcement of this guarantee.

This guarantee has been registered on the Special Registry of Guarantees with number [___].
In [Place], on [day] [Month] [year].

[Registered name of the Guarantor Entity]
By ___________________ [Name] [Position]	By ___________________ [Name] [Position]